PERMANENT GLOBAL SECURITY

HSBC Holdings plc

U.S.$3,400,000,000
8.00% PERPETUAL SUBORDINATED CAPITAL SECURITIES EXCHANGEABLE AT
THE ISSUER’S OPTION INTO NON-CUMULATIVE DOLLAR PREFERENCE SHARES,
SERIES 2

CUSIP No. 404280 802

HSBC Holdings plc (the “Issuer”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to the bearer upon presentation hereof and surrender hereof at the offices of any Paying Agent, in accordance with the terms hereof and subject to the Solvency Condition (hereinafter defined) and in accordance with certain other restrictions set forth herein and in the Indenture (hereinafter defined), in quarterly arrears on March 15, June 15, September 15 and December 15 of each year (each such date a “Coupon Payment Date”), a fixed rate per annum on the outstanding principal amount equal to 8.00%, commencing September 15, 2010; provided, however, that the Issuer may under certain circumstances and in accordance with the Indenture defer payments of interest on this Permanent Global Security and any such failure to pay will not constitute a default by the Issuer for any purpose.

This is a Permanent Global Security in respect of a duly authorized issue by the Issuer of 88,000,000 Perpetual Subordinated Capital Securities Exchangeable at the Issuer’s Option into Non-Cumulative Dollar Preference Shares (herein called “Debt Securities”) of the Issuer. Each Debt Security has an aggregate principal amount of $25 and the principal amount of this Permanent Global Security is $3,400,000,000. The Debt Securities are perpetual securities and have no maturity date.

Upon any exchange of a part of this Permanent Global Security for definitive Debt Securities, the portion of the principal amount hereof so exchanged shall be endorsed by the Registrar on Schedule A hereto.  The principal amount hereof shall be reduced for all purposes by the amount so exchanged.

This Permanent Global Security will be deposited with HSBC Bank USA, N.A., as depositary (the “Depositary”).  Payment of interest, if any, in respect of this Permanent Global Security may be made by check mailed to the address of the Holder, or by wire transfer or transfer by any other means to an account designated in writing by the Holder to the Paying Agent at least 15 days prior to such payment date.

Reference is hereby made to the further provisions of this Permanent Global Security set forth on the reverse hereof, which further provisions shall for the purposes hereof have the same effect as if set forth at this place.  The Indenture and the Debt Securities may be amended and modified as provided in the Indenture.

Unless the certificate of authentication hereon has been executed by the Trustee or an authenticating agent by manual signature, this Permanent Global Security shall be not be entitled to any benefit under the Indenture or be valid or obligatory for any purposes.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed under its corporate seal.

HSBC Holdings plc

By _______________
 Douglas J. Flint
Chief Financial Officer,
Executive Director, Risk and Regulation

Dated:  June 24, 2010

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Debt Securities of a series issued under the within-mentioned Indenture.

The Bank of New York Mellon,
  as Trustee

By _______________
 Authorized Signatory

REVERSE OF PERMANENT GLOBAL SECURITY

U.S.$3,400,000,000
8.00% PERPETUAL SUBORDINATED CAPITAL SECURITIES EXCHANGEABLE AT THE ISSUER’S OPTION INTO NON-CUMULATIVE DOLLAR PREFERENCE SHARES, SERIES 2

Securities

This Permanent Global Security is one of a duly authorized issue of securities of the Issuer (herein called the “Debt Securities”), issued and to be issued in one or more series under the Indenture, dated as of April 8, 2008 (the “Indenture”) by and among the Issuer, The Bank of New York Mellon, as Trustee (the “Trustee”), and HSBC Bank USA, N.A., as Paying Agent, Registrar and Exchange Rate Agent, and reference is hereby made to the Indenture for a statement of the rights, limitations of rights, duties and immunities thereunder of the Issuer, the Trustee and the Holders of the Debt Securities. This Permanent Global Security is one of the series designated on the face hereof as “8.00% Perpetual Subordinated Capital Securities Exchangeable at the Issuer’s Option into Non- Cumulative Dollar Preference Shares, Series 2”. Unless otherwise defined herein, terms used in this Permanent Global Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

The terms and conditions of the Debt Securities form a part of the Indenture as if set forth in a supplement thereto establishing this series.

Interest

Interest on the Debt Securities will be payable from (and including) the date of issue of the Debt Securities and will be calculated on the basis of twelve 30-day months or, in the case of an incomplete month, the actual number of days elapsed, in each case assuming a 360-day year. Interest on the Debt Securities will be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year (each such date, a “Coupon Payment Date”), at a fixed rate per annum on their outstanding principal amount equal to 8.00% (each such payment, a “Coupon Payment”), commencing September 15, 2010. If any Coupon Payment Date is not a Business Day, the Coupon Payment will be made on the next succeeding Business Day; however, the Issuer shall not pay any additional interest due to the delay in payment.

The Issuer may elect to defer any Coupon Payment as described under “Deferred Coupon Payments” below.

Deferred Coupon Payments

The Issuer may elect to defer any Coupon Payment, subject to and in accordance with the provisions under this section. If the Issuer elects to defer a Coupon Payment, the Issuer shall give not less than 30 days’ notice of such election to the Trustee, the Paying Agent and the Holders of the Debt Securities.  If the Issuer requests the Trustee to send such notice to the Holders of the Debt Securities and DTC on its behalf, the Issuer shall deliver to the Trustee not less than 45 days’ notice of such election.

Any Coupon Payment in respect of the Debt Securities that is not paid shall (other than in the event of the Issuer’s winding up), to the extent it remains unpaid, constitute a “Deferred Coupon Payment”. No interest will accrue on any Deferred Coupon Payment, except in the limited circumstances referred to under “Market Disruption Event”. The Issuer is permitted to satisfy its obligation to make Deferred Coupon Payments only in accordance with the Alternative Coupon Satisfaction Mechanism except (i) in the case of the Issuer’s winding up, in which case any Deferred Coupon Payment will be payable by the liquidator in the same manner and with the same ranking as the principal on the related Debt Securities or (ii) in case of a Definitive Suspension.

Dividend and Capital Restriction

Following any Coupon Payment Date on which the Issuer does not make payment in full of the Coupon Payments to be paid on such date, the Issuer shall not (a) declare or pay dividends, distributions or other similar periodic payments in respect of any Junior Securities (other than a dividend declared by the Issuer with respect to its ordinary shares prior to the date on which the Issuer gives notice to defer such Coupon Payment) or (b) repurchase, redeem or otherwise acquire any Junior Security or Parity Security, in each case unless and until (i) an amount equal to the Coupon Payments otherwise due and payable on the next succeeding Coupon Payment Date on all outstanding Debt Securities on such date is paid in full or duly set aside or provided for in full for the benefit of the Holders or, (ii) if earlier, all outstanding Deferred Coupon Payments are satisfied in full using the Alternative Coupon Satisfaction Mechanism.

In addition, if the Issuer elects to make any periodic payment on any Parity Securities which provide for the Issuer’s discretion with respect to such periodic payments, the Issuer shall be required to settle all outstanding Deferred Coupon Payments in accordance with the Alternative Coupon Satisfaction Mechanism.

Solvency Condition

The Issuer’s obligation to make any payment of principal, Coupon Payments in cash and Deferred Coupon Payments through the Alternative Coupon Satisfaction Mechanism, whether prior or subsequent to the commencement of the Issuer’s winding up, is conditional upon the Issuer being able to make such payment and remain Solvent immediately thereafter (hereinafter referred to as a “Solvency Condition”). No such payment in respect of any Debt Securities which would otherwise fall due for payment while the Issuer is unable to satisfy the Solvency Condition will fall so due and any such payment which would otherwise be a Coupon Payment shall constitute a Deferred Coupon Payment.

The Issuer shall, whenever requested by the Trustee and will in the event the Issuer is in winding up, deliver to the Trustee an Officer’s Certificate attaching a report (the “Solvency Condition Report”) in writing from the Auditors or, if the Issuer is in winding up, the Issuer’s liquidator upon which report the Trustee may conclusively rely as to whether or not the Issuer, on the basis of such information as the Issuer may at the request of the Auditors make available to the Auditors or, if the Issuer is in winding up, on the basis of the information available to the liquidator, are or would in any specified circumstances be Solvent and in the absence of proven error such report shall be treated and accepted by the Issuer, the Trustee and the Holders of the Debt Securities as correct and sufficient evidence of such fact. In the absence of any such evidence to the contrary, it shall be assumed for the purposes hereof (unless the contrary is proved) that the Issuer is and will after any payment hereunder be Solvent for such purposes.

Redemption

The Debt Securities are perpetual securities and have no fixed maturity date. The Debt Securities are not redeemable at the option of the Holders at any time.

The Debt Securities will not be subject to any sinking fund or mandatory redemption, other than on a winding-up.

Optional Redemption

The Issuer may redeem the Debt Securities, in whole or in part, at its option, at any time on or after December 15, 2015 (the “First Call Date”) at a redemption price as described under “Redemption Procedures”.

Debt Securities to be redeemed will be drawn for redemption at such place and individually, by lot or otherwise in a manner as may be approved by DTC.

Special Event Redemption

The Issuer may also redeem the Debt Securities in whole (but not in part) at any time prior to the First Call Date upon the occurrence of a Tax Event or a Regulatory Event (each, a “Special Event”) and upon a Definitive Suspension.

A “Tax Event” will be deemed to have occurred with respect to the Debt Securities or Preference Shares, as the case may be, if: (i) the Issuer has or will or would, but for redemption, become obliged to pay Additional Amounts (as defined under “Additional Amounts”); (ii) any Coupon Payment would be a “distribution” for United Kingdom tax purposes; (iii) in respect of the Issuer’s obligation to make any Coupon Payment on the next following Coupon Payment Date, the Issuer would not, to any material extent, be entitled to have any attributable loss or non-trading deficit set against the profits of companies with which the Issuer is grouped for applicable United Kingdom tax purposes (whether under the group relief system current as at June 17, 2010 or any similar system or systems having like effect as may from time to time exist); or (iv) there is more than an insubstantial risk that the Issuer shall not obtain relief for the purposes of United Kingdom corporation tax for any payment of interest in respect of the Debt Securities or the Preference Shares, as the case may be; in each case as a result of any change in, or amendment to, the laws or regulations of the United Kingdom or any political subdivision or any authority thereof or therein having power to tax (including any treaty to which the United Kingdom is a party), or any change in the application or official interpretation of such laws or regulations, which change or amendment becomes effective on or after June 17, 2010.

“Regulatory Event” means any event (including any amendment to, clarification of, or change (including any announced prospective change or adoption of any announced prospective change) in applicable laws or regulations or official interpretations thereof or policies with respect thereto or any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, including any pronouncement or publication from the European Commission or other relevant authority) which occurs after June 17, 2010 that for any reason results in there being more than an insubstantial risk, or in any increase in risk, that for the purposes of the FSA’s capital adequacy requirements applicable to banks in the United Kingdom at that time (a) the Debt Securities may not be included in the Issuer’s Tier 1 Capital or (b) the Preference Shares would not be included in the Issuer’s Non-Innovative Tier 1 Capital, in each case except where such non-qualification is due to limits in the Issuer’s absolute capacity for Innovative Tier 1 Capital and Non-Innovative Tier 1 Capital (other than changes made by the FSA to prescribed limits for different forms of Tier 1 Capital).

Redemption Procedures

For purposes of the Debt Securities, the redemption provisions contained in the Indenture shall be modified as set forth in the terms and conditions of the Debt Securities.

Any redemption may be made on not less than 30 days’ nor more than 60 days’ notice to the Trustee, the Paying Agent and the Holders of the Debt Securities, at a redemption price equal to US$25 per Debt Security together with any accrued and unpaid Coupon Payments to the date fixed for redemption (referred to as the “Capital Security Redemption Date”) and the aggregate amount of any outstanding Deferred Coupon Payments.

In addition to, or in place of, the FSA requirements described herein, the FSA may impose conditions on any such redemption or purchase at the time. Any notice of redemption will be irrevocable, subject to the postponement requirements set out below under “Postponement of Redemption, Variation or Exchange”.  The Issuer shall give notice of such event to the Trustee and DTC within three Business Days after the FSA determination.

If the redemption price in respect of any Debt Securities is improperly withheld or refused and is not paid by the Issuer, interest on the outstanding principal amount of such Debt Securities will continue to be payable until the redemption price is actually paid. The Issuer’s failure to pay or set aside for payment the principal amount of the Debt Securities to be redeemed, any accrued but unpaid payments and any Deferred Coupon Payments within seven days of the Capital Security Redemption Date, as postponed, if applicable, may constitute a Capital Security Default.

Variation Instead of Redemption

If a Special Event has occurred and is continuing, then instead of giving notice to redeem the Issuer may, having given not less than 30 days’ nor more than 60 days’ notice (any such date so designated, a “Variation Date”) to the Trustee, the Paying Agent and the Holders of the Debt Securities, vary the terms of the Debt Securities  without the consent of any Holders of the Debt Securities so that they remain Qualifying Securities, notwithstanding the provisions set forth under Sections 9.01 and 9.01 of the Indenture (such varied securities, the “Varied Capital Securities”) (subject to the following provisions and subject to the receipt of a certificate signed by two Authorized Officers certifying that the Varied Capital Securities are Qualifying Securities, as the case may be).  If the variations that are necessary to ensure that the Debt Securities are Qualifying Securities require the execution and delivery of a supplemental indenture by the Issuer and Trustee it shall be done in accordance with the provisions of the Indenture including the delivery of an opinion of counsel and Officers Certificate if requested by the Trustee. If the Issuer requests the Trustee to send this notice to Holders of the Debt Securities and DTC on its behalf, the Issuer will deliver to the Trustee not less than 45 days’ notice of such variation.

The aggregate principal amount, payment rates, payment dates, redemption dates and denomination of the Debt Securities shall not be varied pursuant to this provision and the Varied Capital Securities must rank pari passu with or senior to the Debt Securities. Prior to any variation, the Issuer shall be required to deliver to the Trustee an opinion of independent legal advisers of recognized standing to the effect that Holders and beneficial owners of the Debt Securities (and the Varied Capital Securities) will not recognize income, gain or loss for US federal income tax purposes as a result of such variation and will be subject to US federal income tax on the same amounts, in the same manner and at the same times as would have been the case had such variation not occurred.

Any notice of variation will be irrevocable, subject to the requirements set out below under “Postponement of Redemption, Variation or Exchange”. The Trustee shall (at the Issuer’s sole cost and expense) in accordance with the Indenture and the terms of the Debt Securities use its reasonable endeavors to participate in or assist the Issuer with the variation of the terms of the Debt Securities so that they become the Varied Capital Securities, provided that the Trustee shall not be obliged to participate in, or assist with, any such variation if the terms of the proposed Varied Capital Securities, or the participation in or assistance with such variation would impose, in the Trustee’s opinion, more onerous obligations upon it or reduce its protections. If, notwithstanding the above, the Trustee does not participate or assist as provided above, the Issuer may redeem the Debt Securities as provided above.

In connection with any variation in accordance with this section, the Issuer shall comply with the rules of any stock exchange on which the Debt Securities are at that time listed or admitted to trading.

Exchange Option

The Issuer may exchange the Debt Securities in whole (but not in part), at its option, for the Preference Shares issued by the Issuer, on any Coupon Payment Date upon giving not less than 30 days’ nor more than 60 days’ notice (any such date so designated, an “Exchange Date”) to the Trustee in accordance with Section 13.03 of the Indenture (save for the notification periods which shall be as provided in this Global Security), subject to the Solvency Condition being met. If the Issuer requests the Trustee to send this notice to Holders of the Debt Securities and DTC on its behalf, the Issuer shall deliver to the Trustee not less than 45 days’ notice of such election. The Issuer shall deliver satisfactory evidence to the Trustee that the Preference Shares have been delivered to the Holders of the Debt Securities.

The Issuer shall not exchange any Debt Securities for the Issuer’s Preference Shares unless: (i) no Capital Security Default or Event of Default has occurred and is continuing; (ii) the Issuer has a sufficient number of authorized but unissued Preference Shares immediately prior to the exchange; (iii) the Board of Directors have the necessary authority to allot and issue the Preference Shares arising on exchange; and (iv) the Issuer complies with certain other conditions set forth in the Indenture.

 The “Preference Shares” will be represented by American Depositary Shares, or “ADSs,” evidenced by American Depositary Receipts, or “ADRs” and will constitute a separate series of the Issuer’s perpetual non-cumulative preference shares that shall rank pari passu as to return of assets on a winding up with any class or classes of preference shares from time to time issued by the Issuer which have a preferential right to a return of assets in the winding up over, and so ahead of, the holders of all other classes of issued shares for the time being in the Issuer’s capital (and thus pari passu with (x) HSBC Holdings plc 6.20% Non-Cumulative Dollar Preference Shares—Series A issued in 2005 and (y) the HSBC Holdings plc 8.125% Perpetual Subordinated Capital Securities issued in 2008 and (z) the Parity Guarantees), but junior to the claims of the Senior Creditors. Non-cumulative preferential dividends on the Preference Shares shall be payable if declared by the Board of Directors. If declared, any such dividend will amount to 8.00% of the liquidation preference per annum, payable in quarterly arrears on March 15, June 15, September 15 and December 15 of each year, beginning on the first such date occurring after the relevant Exchange Date. For the avoidance of doubt, holders of the Preference Shares will not receive any additional amounts, if such dividend payments become subject to withholding tax.

The first call date with respect to any Preference Shares issued in exchange for the Debt Securities shall not be earlier than December 15, 2015, other than upon the occurrence of a Tax Event and/or a Regulatory Event. The redemption price shall be at least US$25 per Preference Share together with any accumulated but unpaid dividends for the then-current dividend period to the date fixed for redemption.

Prior to the exchange of any Debt Securities for the Preference Shares, the Issuer shall be required to deliver to the Trustee an Officer’s Certificate stating that all conditions precedent to such exchange have been complied with in accordance with the terms of the Debt Securities.

If the Issuer elects to exchange the Debt Securities, the Issuer shall effectuate an exchange by redeeming the Debt Securities being exchanged for their principal amount and immediately applying such redemption proceeds to subscribe for the applicable number of Preference Shares, being issued to the Holders. Investors in the Debt Securities will be deemed on purchase of the Debt Securities to have irrevocably authorized and instructed the Issuer immediately to apply the redemption amounts payable in connection with an exchange of the Debt Securities in satisfaction in cash of the applicable subscription amount of the Preference Shares, being issued upon such exchange. Accordingly, the redemption of Debt Securities and subscription for and issuance of the Preference Shares will constitute a single transaction initiated and effected solely at the Issuer’s option.

As a consequence of the exchange provisions described above, Holders of Debt Securities being exchanged will not be entitled under any circumstances to the redemption amounts payable in connection with the exchange as described above. Such holders will receive only the Preference Shares, represented by ADRs the Issuer shall issue on the Exchange Date in respect of which the redemption amounts will have been applied.

The Preference Shares will be issued at a nominal value of US$0.01 per share and a premium of US$24.99 per share, with both such amounts being subscribed and fully paid.

Any notice of exchange will be irrevocable, subject to the postponement requirements set out below under “Postponement of Redemption, Variation or Exchange”. A notice of exchange will specify: (i) the Exchange Date; (ii) that on the Exchange Date, the Debt Securities to be exchanged will cease to exist for any purpose on or after the Exchange Date; (iii) the place or places where the Debt Securities are to be exchanged; (iv) the form in which the Issuer shall issue the Preference Shares; and (v) whether there are any Deferred Coupon Payments outstanding on the Debt Securities and, if so, the amount of such Deferred Coupon Payments.

After an exchange in accordance with the Indenture, the Debt Securities being exchanged will cease to exist for any purpose on the Exchange Date. From the Exchange Date, the person or persons entitled to receive Preference Shares, upon an exchange will be treated as the holder or holders of those Preference Shares, in accordance with the Indenture.

If the Issuer decides to exchange the Debt Securities for the Preference Shares, upon the Issuer’s giving notice of such exchange, the Issuer shall undertake to obtain a listing of the Preference Shares (in the form of ADSs evidenced by ADRs) on, the New York Stock Exchange if (i) either the Debt Securities immediately prior to such exchange, or (ii) the Issuer’s ordinary shares at the time of such exchange, are listed on the New York Stock Exchange, otherwise on any other internationally recognized stock exchange.

Where any U.K. stamp duty, stamp duty reserve tax or similar U.K. governmental charge arises in connection with the issuance of the Preference Shares, ADSs or ADRs, and such duty, tax or other charge is borne by the holders or beneficial owners of Debt Securities that are exchanged, the Issuer undertakes to pay the amount of such duty, tax or charge to, or to the respective accounts of, such holders or beneficial owners.

Postponement of Redemption, Variation or Exchange

The Issuer shall not give a notice of redemption, variation or exchange with respect to a Capital Security Redemption Date, Variation Date or Exchange Date, as the case may be, if the Issuer is aware at the time of giving such notice of circumstances which would render the Issuer unable to satisfy any Deferred Coupon Payments, which are (or would be) due to be satisfied on or before such date, through the Alternative Coupon Satisfaction Mechanism.

If, following the giving of a notice of redemption, variation or exchange with respect to a Capital Security Redemption Date, Variation Date or Exchange Date, as the case may be, on which any Deferred Coupon Payments are due to be satisfied, a Market Disruption Event (as defined under “Alternative Coupon Satisfaction Mechanism—Market Disruption Event”) occurs or if, on such date, the Issuer does not have a sufficient number of ACSM Securities available, and authorized to be issued and allotted, to implement the Alternative Coupon Satisfaction Mechanism, the Issuer shall be required to postpone the Capital Security Redemption Date, Variation Date or Exchange Date, as the case may be. The Issuer shall give notice of such occurrence to the Trustee and DTC no later three Business Days after the occurrence of such event.  In such event, the Debt Securities will continue to accrue and pay interest in accordance with their terms and such postponement will not constitute a Capital Security Default. In addition, if the Capital Security Redemption Date, Variation Date or Exchange Date, as the case may be, is postponed, interest will accrue on such Deferred Coupon Payment from (and including) the initial Capital Security Redemption Date, Variation Date or Exchange Date, as the case may be, to (but excluding) the date such Deferred Coupon Payment is paid, at a rate per annum equal to the rate per annum payable on the Debt Securities; provided, that any such interest shall be payable by the Issuer only in accordance with the Alternative Coupon Satisfaction Mechanism.

A determination to postpone the Capital Security Redemption Date, Variation Date or Exchange Date, as the case may be, will be made not later than five Business Days prior to the initially scheduled Capital Security Redemption Date, Variation Date or Exchange Date, as the case may be, and notice thereof will be given to the Holders of the Debt Securities. Notice of a new Capital Security Redemption Date, Variation Date or Exchange Date, as the case may be, will be given to the Holders of the Debt Securities not less than 30 days nor more than 60 days prior to the newly selected Capital Security Redemption Date, Variation Date or Exchange Date, as the case may be.  If the Issuer requests the Trustee to send this notice to Holders of the Debt Securities and DTC on its behalf, the Issuer will deliver to the Trustee not less than 45 days’ notice of such event.

Conditions of Redemption, Variation and Exchange

The Debt Securities may only be redeemed, exchanged or varied by the Issuer under “Optional Redemption”, “Special Event Redemption”, “Suspension”, “Variation Instead of Redemption” and “Exchange Option”, provided that: (i) the Issuer has, if required, notified the FSA of the Issuer’s intention to do so prior to the Capital Security Redemption Date, Variation Date or Exchange Date, as the case may be, and no objection thereto has been raised by the FSA or, if required, the FSA has provided its consent thereto; (ii) an Officer’s Certificate has been furnished to the Trustee stating that the Issuer is entitled to effect such redemption, variation or exchange and setting forth a statement of facts demonstrating the same; and (iii) all accrued but unpaid Coupon Payments and other payments thereon (other than any Deferred Coupon Payments) are paid and the amount of Deferred Coupon Payments are satisfied in full through the Alternative Coupon Satisfaction Mechanism (except if the redemption is on account of a Definitive Suspension, where the Deferred Coupon Payments are required to be satisfied in cash without utilizing the Alternative Coupon Satisfaction Mechanism) on or prior to the date of such redemption, variation or exchange.

Repurchase

The Issuer and any of its subsidiary undertakings may, in accordance with applicable law, repurchase the Debt Securities for the Issuer’s or their account. Under the requirements of the FSA, as at June 17, 2010, any such repurchase would require the prior consent of the FSA.

Subordination

The Debt Securities will constitute the Issuer’s unsecured, subordinated obligations and will rank equally and ratably without any preference among themselves.

The rights of Holders of the Debt Securities will, in the event of the Issuer’s winding up, be subordinated in right of payment to claims of the Issuer’s depositors and all the Issuer’s other creditors other than claims which are by their terms, or are expressed to be, subordinated to or pari passu with the Debt Securities. The subordination provisions of the Indenture, and to which the Debt Securities are subject, are governed by English law. In the event of the Issuer’s winding up, Holders of the Debt Securities will be treated in the same way as they would be treated if they were holders of a class of preference shares in the Issuer’s capital having a preferential right to a return of assets in such winding up pari passu with the most senior class of non-cumulative preference shares in the Issuer’s capital for the time being issued and outstanding; they will receive an amount equal to the principal amount of the Debt Securities then outstanding together with any Coupon Payment, Deferred Coupon Payment, any accrued interest to the repayment date or other amount payable under or in respect of the Debt Securities to the extent that a holder of such class of preference shares would receive an equivalent amount.

As a consequence of these subordination provisions, the Holders of the Debt Securities may recover less ratably than the holders of the Issuer’s unsubordinated liabilities and the holders of certain of the Issuer’s subordinated liabilities. If, in any winding up, the amount payable on any Debt Securities and any claims ranking equally with the Debt Securities are not paid in full, the Holders of the Debt Securities and other claims ranking equally will share ratably in any such distribution of the Issuer’s assets in proportion to the respective amounts to which they are entitled.

If any holder is entitled to any recovery with respect to the Debt Securities in any winding up or liquidation, the holder might not be entitled in those proceedings to a recovery in U.S. dollars and might be entitled only to a recovery in pounds sterling or any other lawful currency of the United Kingdom. In addition, under current English law, the Issuer’s liability to Holders of the Debt Securities would have to be converted into pounds sterling or any other lawful currency of the United Kingdom at a date close to the commencement of proceedings against the Issuer and Holders of the Debt Securities would be exposed to currency fluctuations between that date and the date they receive proceeds pursuant to such proceedings, if any.

In addition, because the Issuer is a holding company, the Issuer’s rights to participate in the assets of any subsidiary if it is liquidated will be subject to the prior claims of its creditors, except to the extent that the Issuer may be a creditor with recognized claims ranking ahead of or pari passu with such prior claims against the subsidiary.

Defaults; Limitation of Remedies

Capital Security Defaults

It shall be a “Capital Security Default” with respect to the Debt Securities if: (i) the Issuer fails to pay, or set aside for payment, the amount due to satisfy any Coupon Payment (which is not a Deferred Coupon Payment), and such failure continues for 14 days, (ii) the Issuer fails to pay, or set aside a sum to provide for payment of, the principal amount of the Debt Securities, any accrued but unpaid Coupon Payment and any Deferred Coupon Payment on a Capital Security Redemption Date, Variation Date or Exchange Date, as the case may be, as may be postponed from time to time pursuant to the terms and conditions of the Debt Securities, and such failure continues for seven days; or (iii) the Issuer makes any payment in breach of the Issuer’s obligations under “Dividend and Capital Restriction”, and such breach continues for 30 Business Days.

If any Capital Security Default occurs and is continuing in respect of the Debt Securities, the Trustee may institute proceedings in England (but not elsewhere) at the written direction of the Holders of the Debt Securities in accordance with the Indenture for the Issuer’s winding up, provided, that the Trustee may not, upon the occurrence of a Capital Security Default in respect of the Debt Securities, declare the principal of (or premium, if any, on) and any accrued but unpaid Coupon Payment of any outstanding Debt Securities immediately due and payable unless an Event of Default (as defined below) has occurred and is continuing. For the purposes of determining whether or not a Capital Security Default has occurred in respect of the Debt Securities, a payment will not be deemed to be due on any date on which the Solvency Condition is not satisfied. However, if the Issuer fails to make the payments set out in clauses (i), (ii) and (iii) of the immediately preceding paragraph, and at such time such Solvency Condition is satisfied, the Trustee may institute proceedings in England (but not elsewhere) at the written direction of the Holders of the Debt Securities in accordance with the Indenture for the Issuer’s winding up.

Notwithstanding the foregoing, failure to make any payment in respect of the Debt Securities shall not be a default in respect of the Debt Securities if such payment is withheld or refused: (i) in order to comply with any fiscal or other law or regulation or with the order of any court of competent jurisdiction, in each case applicable to such payment; or (ii) in case of doubt as to the validity of any such law, regulation or order, in accordance with advice given as to such validity or applicability at any time during the said grace period of 30 Business Days or 7 days, as the case may be, by independent legal advisers acceptable to the Trustee; provided, that the Trustee may, as directed by written notice from the Holders of the Capital Securities together with an indemnity satisfactory to the Trustee, sent written notice to the Issuer, require the Issuer to take such action (including but not limited to proceedings for a declaration by a court of competent jurisdiction) as the Trustee may be advised in an opinion of counsel, upon which opinion the Trustee may conclusively rely, is appropriate and reasonable in the circumstances to resolve such doubt, in which case, the Issuer shall forthwith take and expeditiously proceed with such action and shall be bound by any final resolution of the doubt resulting therefrom. If any such resolution determines that the relevant payment can be made without violating any applicable law, regulation or order then the preceeding sentence shall cease to have effect and the payment shall become due and payable on the expiration of the relevant grace period of 30 Business Days, 14 days or 7 days, as the case may be, after the Trustee gives written notice to the Issuer informing the Issuer of such resolution.

Events of Default

An “Event of Default” with respect to the Debt Securities means any one of the following events: (i) the making or entry of any order by an English court which is not successfully appealed within 30 days after the date such order was made or entered for the Issuer’s winding up; or the valid adoption by the Issuer’s shareholders, of any effective resolution for the Issuer’s winding up; (ii) in either case other than in connection with a scheme of amalgamation or reconstruction not involving bankruptcy or insolvency.

If an Event of Default occurs and is continuing, the Trustee may or, if requested by the holder or Holders of not less than 25% in aggregate principal amount of the outstanding Debt Securities shall declare the entire principal amount of the Debt Securities together with any Deferred Coupon Payments to be due and payable immediately (an “acceleration”).

At any time after such a declaration of acceleration with respect to the Debt Securities has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee, the holder or Holders of a majority in aggregate principal amount of the outstanding Debt Securities may rescind and annul the declaration of acceleration and its consequences if (i) the Issuer has paid or deposited with the Trustee a sum sufficient to pay (x) the principal of any Debt Securities which have become due and payable otherwise than by such declaration of acceleration and any Deferred Coupon Payments and (y) all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and (ii) all Events of Default have been remedied.

General

Holders of Debt Securities and the Trustee, by their acceptance of the Debt Securities, will be deemed to have waived any right of set-off or counterclaim that they might otherwise have. Notwithstanding the preceding sentence, if any of the rights and claims of any Holder of Debt Securities are discharged by set-off, such Holder will immediately pay an amount equal to the amount of such discharge to the Issuer or, if applicable, the liquidator or Trustee or receiver in the Issuer’s bankruptcy and, until such time as payment is made, will hold a sum equal to such amount in trust for the Issuer or, if applicable, the liquidator or Trustee or receiver in the Issuer’s bankruptcy. Accordingly, such discharge will be deemed not to have taken place.

The Holder or Holders of a majority of the aggregate principal amount of the Debt Securities may waive any past Event of Default or Capital Security Default with respect to the Debt Securities, except an Event of Default or Capital Security Default in respect of either: (i) the payment of principal of, or Coupon Payments or Deferred Coupon Payments on, any Debt Securities; or (ii) a covenant or provision of the Indenture which cannot be modified or amended without the consent of each Holder of Debt Securities.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default or a Capital Security Default occurs and is continuing with respect to the Debt Securities, the Trustee will be under no obligation to any Holder or Holders of the Debt Securities to exercise any of its rights or powers under the Indenture at the request of any Holder of Debt Securities unless Holders shall have offered to the Trustee indemnity satisfactory to the Trustee.

Subject to such provisions for the indemnification of the Trustee, and subject to certain exceptions, the Holder or Holders of a majority in aggregate principal amount of the outstanding Debt Securities shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities. However, the Trustee may refuse to follow any direction that is in conflict with any rule of law or the Indenture, or is unjustly prejudicial to the Holder or Holders of any Debt Securities not taking part in the direction or exposes it to liability. The Trustee may take any other action that it deems proper.

The Indenture provides that the Trustee will, within 90 days after the occurrence of a Capital Security Default or Event of Default with respect to the Debt Securities, give to the Holders of the Debt Securities notice of such Capital Security Default or Event of Default, unless the Event of Default or Capital Security Default has been cured or waived, provided, that the Trustee shall be protected in withholding such notice if it determines in good faith that withholding notice is in the interest of the Holders.

After the end of each fiscal year, the Issuer shall furnish to the Trustee a certificate of certain officers as to the absence of any Event of Default or Capital Security Default or if an Event of Default or Capital Security Default shall have occurred, specifying any such Event of Default or Capital Security Default.

Additional Amounts

All payments made under or with respect to the Debt Securities will be made without deduction or withholding for, or on account of, any and all present and future taxes, levies, imposts, duties, charges, fees, deductions, or withholdings whatsoever imposed, levied, collected, withheld or assessed by or for the account of the United Kingdom or any political subdivision or taxing authority thereof or therein, or of any other jurisdiction through which such payments are made by the Issuer or on the Issuer’s behalf, unless required by law. If such deduction or withholding shall at any time be required by the law of the United Kingdom or any such subdivision or authority or other jurisdiction, the Issuer shall pay additional amounts (the “Additional Amounts”) as may be necessary so that the net amount (including Additional Amounts) paid to the Holders or beneficial owners of the Debt Securities, after such deduction or withholding, will be equal to the amount to which the Holders or beneficial owners of the Debt Securities would have been entitled in the absence of such deduction or withholding, provided that the foregoing will not apply to any such tax, levy, impost, duty, charge, fee, deduction or withholding which: (i) would not be payable or due but for the fact that the Holder or beneficial owner of the Debt Securities is domiciled in, or is a national or resident of, or engaging in business or maintaining a permanent establishment or being physically present in, the United Kingdom or such political subdivision or jurisdiction, or otherwise has some connection or former connection with the United Kingdom or such political subdivision or jurisdiction other than the holding or ownership of a Debt Security, or the collection of principal or Coupon Payments (including Deferred Coupon Payments) on, or the enforcement of, a Debt Security; (ii) would not be payable or due but for the fact that the relevant Debt Security or Coupon Payment (including a Deferred Coupon Payment) in respect of Debt Securities is presented for payment more than 30 days after the date payment became due or was provided for, whichever is later, except to the extent that the Holder would have been entitled to such additional amount on presenting the same for payment at the close of such 30 day period; (iii) is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 on the taxation of savings income, or any law implementing or complying with, or introduced in order to conform to, such Directive; (iv) would not have been imposed if presentation for payment of the relevant Debt Securities had been made to a paying agent in a Member State of the European Union other than the paying agent to which the presentation was made; (v) is imposed because of the failure to comply by the Holder or the beneficial owner of the Debt Securities or the beneficial owner of any payment on such Debt Securities with a written request from the Issuer addressed to the Holder or the beneficial owner, including a request from the Issuer related to a claim for relief under any applicable double tax treaty: (x) to provide information concerning the nationality, residence, identity or connection with a taxing jurisdiction of the Holder or the beneficial owner; or (y) to make any declaration or other similar claim to satisfy any information or reporting requirement, if the information or declaration is required or imposed by a statute, treaty, regulation, ruling or administrative practice of the taxing jurisdiction as a precondition to exemption from withholding or deduction of all or part of the tax, duty, assessment or other governmental charge; (vi) is imposed in respect of any estate, inheritance, gift, sale, transfer, personal property, wealth or similar tax, duty assessment or other governmental charge; or (vii) is imposed in respect of any combination of the above items.

The Issuer has agreed in the Indenture that at least one paying agent for the Debt Securities will be located outside the United Kingdom. The Issuer also undertakes that the Issuer shall maintain a paying agent in a European Union Member State that will not be obliged to withhold or deduct taxes pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000.

Any reference in this Permanent Global Security to the payment of the principal of or any Coupon Payments (including any Deferred Coupon Payments) on, or in respect of, any Debt Securities, includes the payment of Additional Amounts to the extent that, in the context, Additional Amounts are, were or would be payable.

Alternative Coupon Satisfaction Mechanism

General

The Issuer is permitted to satisfy its obligation to make any Deferred Coupon Payment only in accordance with the procedures described below (the “Alternative Coupon Satisfaction Mechanism”), except in case of the Issuer’s winding up or a Definitive Suspension. Each payment made under the Alternative Coupon Satisfaction Mechanism is referred to as an “ACSM Payment.”

The Issuer’s obligations to pay in accordance with the Alternative Coupon Satisfaction Mechanism will be satisfied as follows: (i) the Issuer may only satisfy such obligations by issuing (x) its ordinary shares or (y) Qualifying Alternative Securities, to the extent that such Qualifying Alternative Securities are permitted, under the then prevailing criteria for Tier 1 Capital (as published by the FSA or any successor entity) and using the proceeds of such issuance for settlement of the Deferred Coupon Payments. The Issuer’s ordinary shares and any Qualifying Alternative Securities issued, or to be issued, for the purpose of Alternative Coupon Satisfaction Mechanism are referred to as the “ACSM Securities”; (ii) the Issuer shall satisfy such obligations at any time upon the expiry of not less than 16 Business Days’ written notice (the “ACSM Payment Date”) to such effect given by the Issuer to the Trustee and Holders of the Debt Securities (if the Issuer requests the Trustee to send this notice to Holders of the Debt Securities and DTC on its behalf, the Issuer shall deliver to the Trustee not less than 35 days’ notice of such election)  and in any event the Issuer shall satisfy any Deferred Coupon Payments in the manner herein on the first of the following to occur: (a) redemption of the Debt Securities; (b) variation of the terms of the Debt Securities; or (c) exchange of the Debt Securities for the Preference Shares; (iii) the Issuer shall appoint a calculation agent (if not already done so and which calculation agent shall not be The Bank of New York Mellon without their prior written consent) (the “Calculation Agent”) and notify the Trustee, the Paying Agent and the Calculation Agent, in writing, not less than 16 Business Days prior to the relevant ACSM Payment Date that an ACSM Payment is to be satisfied on such ACSM Payment Date; (iv) no later than ten Business Days prior to the ACSM Payment Date, the Calculation Agent shall determine the number of the ACSM Securities (the “Payment ACSM Securities”) which, in its judgment, have an aggregate fair market value of not less than the aggregate amount of Deferred Coupon Payments payable

(after conversion from pounds sterling into U.S. dollars and after the Issuer pays any taxes, duties, costs and expenses payable by the Issuer in and associated with the issue, and placement by the Calculation Agent, of the ACSM Securities) and provide written notice of such amount to the Trustee; (v) by or before the close of business on the seventh Business Day prior to the relevant ACSM Payment Date, the Issuer shall issue to the Paying Agent (or, if so agreed between the Issuer and the Paying Agent, to an agent of the Paying Agent) the Payment ACSM Securities; (vi) the Issuer has agreed to use reasonable endeavors to effect the transfer or instruct its agent to effect the transfer of such Payment ACSM Securities to or to the order of the Calculation Agent as soon as practicable (subject to any necessary consents being obtained) and in any case by not later than the close of business in London on the sixth Business Day prior to the relevant ACSM Payment Date and the Calculation Agent shall be required to agree in the calculation agency agreement to use reasonable endeavors to procure purchasers for such Payment ACSM Securities and give written notice to the Trustee of the Transfer of the Payment ACSM Securities. The Calculation Agent shall further be required to agree in the calculation agency agreement (where necessary) to convert, as agent of the Paying Agent, the proceeds of such sale into U.S. dollars at prevailing market exchange rates and to deliver such proceeds of such sale in U.S. dollars to, or hold such proceeds of such sale to the order of, the Paying Agent, who shall pay or procure that its agent pays or shall instruct the Calculation Agent to pay such proceeds as it holds in respect of the relevant payment on its due date to the Paying Agent; (vii) if the proceeds of the sale of the Payment ACSM Securities will not, in the opinion of the Calculation Agent despite the arrangements described above, result in a sum at least equal to the relevant ACSM Payment being available to satisfy the necessary ACSM Payment in full on its due date, the Issuer, the Paying Agent and the Calculation Agent shall take such steps as are reasonably necessary to ensure, so far as practicable, that through issuing additional ACSM Securities on one or more further occasions (also “Payment ACSM Securities”) and allotting them in favor of the Paying Agent or its agent and following, mutatis mutandis, the procedures referred to above (and exchanged into U.S. dollars), a sum as near as practicable to, and at least equal to, the relevant ACSM Payment will be available to satisfy the relevant ACSM Payment in full on its due date and provide written notice of such payment to the Trustee. If, despite the operation of the above provisions, a shortfall exists on the Business Day preceding the intended ACSM Payment Date, the Issuer shall, for a period of five years from such date, continue to use all reasonable endeavors to settle any ACSM Payment in accordance with the provisions herein and may in accordance with the provisions of any calculation agency agreement, and subject to having the relevant corporate authorizations in place, continue to issue and allot the relevant number of Payment ACSM Securities until the Paying Agent shall have received funds on behalf of the Issuer equal to the full amount of such shortfall; and (viii) if, pursuant to the Alternative Coupon Satisfaction Mechanism, proceeds are raised in excess of the amount required to make the ACSM Payment, plus the claims for the fees, costs and expenses to be borne by the Issuer in connection with using the Alternative Coupon Satisfaction Mechanism, any remaining proceeds shall be paid to the Issuer.

If the Issuer is required to make payment of any Deferred Coupon Payments in accordance with the Alternative Coupon Satisfaction Mechanism, the proceeds from the sale of the ACSM Securities pursuant to the Alternative Coupon Satisfaction Mechanism will be paid to the Holders of the Debt Securities by the Paying Agent in respect of the relevant Deferred Coupon Payment.

Certain Conditions; Sufficiency and Availability of Ordinary Shares

The Issuer’s ability to use the Alternative Coupon Satisfaction Mechanism to satisfy any Deferred Coupon Payments is subject to the following conditions: (i) the Issuer shall not be required to issue or sell any ordinary shares, or cause them to be sold, at a price below the nominal value of its ordinary shares, currently US$0.50 per share; (ii) the Issuer must have a sufficient number of authorized but unissued ordinary shares at the relevant issuance date(s); and (iii) the Issuer’s directors must have all the necessary authority under English law to allot and issue a sufficient number of ordinary shares at the relevant issuance date(s).

The Issuer has agreed that for so long as any Debt Securities remain outstanding the Issuer shall review its ordinary share price and relevant exchange rates prior to each annual meeting of its shareholders. If the Issuer determines, as the result of any such review, that it does not have a sufficient number of authorized but unissued ordinary shares to permit it to issue at that date a number of ordinary shares equal to the amount of scheduled Coupon Payments for the next 12 months on the Debt Securities, and/or if the Issuer’s directors do not have the necessary authority to allot and issue such number of ordinary shares, then at the next annual shareholders’ meeting, the Issuer shall propose resolutions to increase the number of authorized but unissued ordinary shares and the directors’ authority to allot and issue ordinary shares to the level that would enable it to issue at that date a sufficient number of ordinary shares to enable payment of scheduled Coupon Payments for the next 12 months on the Debt Securities pursuant to the Alternative Coupon Satisfaction Mechanism.

Market Disruption Event

If a Market Disruption Event (as defined below) exists on or after the 15th Business Day preceding any date upon which the Issuer is due to satisfy a payment using the Alternative Coupon Satisfaction Mechanism, the payment to the Holders of Debt Securities may be deferred until the Market Disruption Event no longer exists. Any such deferred payments shall bear interest at the same rate as the principal of the Debt Securities if the Market Disruption Event continues for 20 Business Days or more from the due date for such payment.  The Issuer shall give the Trustee and DTC notice within three Business Days of such deferral.

A market disruption deferral will not constitute a Capital Security Default; provided that if any Deferred Coupon Payment has not been paid, or an amount set aside for payment, within 20 days after the date on which any such Market Disruption Event is no longer continuing, such failure will constitute a Capital Security Default under the Indenture.

Suspension

If following any take-over offer made under the City Code on Take-overs and Mergers or any reorganization, restructuring or scheme of arrangement involving the Issuer, the company which, immediately prior to such event, was the ultimate owner of the Issuer (referred to as the “Ultimate Owner”) ceases to be the Ultimate Owner, the Issuer shall determine what amendments (if any) to the terms and conditions of the Debt Securities, the Indenture and any other relevant documents are appropriate or necessary in order to replicate the Alternative Coupon Satisfaction Mechanism in the context of the capital structure of the new Ultimate Owner. Upon any such determination being reached and notified to the Trustee by the Issuer, in writing, the Issuer shall, pursuant to the terms of the Indenture and without the consent of the Holders of the Debt Securities but subject to the consent of the new Ultimate Owner, effect any necessary consequential changes to the terms and conditions of the Debt Securities, the Indenture and any other relevant documents. Any such amendments shall be subject to the requirements that: (i) the Issuer shall not be obliged to reduce the Issuer’s net assets; (ii) no amendment may be proposed or made which would alter the treatment of the Debt Securities for regulatory capital and solvency purposes unless the Issuer has, if required, notified the FSA of the Issuer’s intention to do so and no objection has been raised by the FSA or, if required, the FSA has provided its consent thereto; (iii) no such amendment may be made which would, in the Trustee’s opinion, impose more onerous obligations on it without its consent; and (iv) such amendments shall preserve substantially the financial effect for the security holders of a holding in the Debt Securities and in particular the aggregate principal amount, coupon rate, payment dates, redemption dates, denomination and ranking of the Debt Securities, which condition shall be satisfied by delivery of an Officer’s Certificate and Opinion of Counsel to the Trustee certifying as to the compliance with this provision.

 If, after using all reasonable endeavors, the Issuer is unable to formulate such amendments, the Issuer shall so notify, in writing, the previous Ultimate Owner (if not the Issuer), the new Ultimate Owner, the Trustee, the Paying Agent and the Calculation Agent of that result, which shall be deemed a “Definitive Suspension” of the Alternative Coupon Satisfaction Mechanism.

Upon the occurrence of a Definitive Suspension, the Issuer may at its sole discretion, subject in each case to compliance with applicable regulatory requirements, including giving prior written notice thereof to the FSA and the FSA not objecting, at any time convert the Debt Securities in whole (but not in part) to another series of capital securities constituting undated cumulative subordinated notes, having the same material terms as the Debt Securities; except that such undated cumulative subordinated notes will: (i) be a perpetual capital security issued by the Issuer with cumulative interest payments, (ii) rank pari passu with any other undated cumulative subordinated notes issued by the Issuer, (iii) following conversion be redeemable upon any Special Event as modified as necessary to be applicable to a class of undated cumulative subordinated notes, and (iv) not be subject to the Alternative Coupon Satisfaction Mechanism. Any Deferred Coupon Payments outstanding at the time of conversion will be carried over and become outstanding missed cumulative interest payments for purposes of the undated cumulative subordinated notes.

If, following a Definitive Suspension, the FSA objects to the Issuer’s proposal to convert the Debt Securities into another series of capital securities constituting undated cumulative subordinated notes, then, subject to giving notice thereof to, and receiving a statement of no objection from, the FSA, the Issuer shall have the option to redeem the Debt Securities in whole (but not in part) at a redemption price equal to their principal amount together with accrued and unpaid Coupon Payments and all Deferred Coupon Payments, in cash without utilizing the Alternative Coupon Satisfaction Mechanism.

Definitions

In this Permanent Global Security:

“Assets” means the total amount of the Issuer’s non-consolidated gross assets as shown by the Issuer’s latest published audited balance sheet, but adjusted, for contingencies and subsequent events, and to such extent as the person or persons giving the Solvency Condition Report may determine.

“Auditors” means the Issuer’s auditors for the time being or, if there shall be joint auditors for the Issuer, any one of such joint auditors or, in the event of their being unable or unwilling to carry out any action requested of them pursuant to the provisions of these presents, such other firm of internationally recognized accountants as may be nominated by the Issuer.

“Business Day” means a day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks or foreign exchange markets are authorized or required by law, regulation or executive order to close in The City of New York or in London.

“Capital Resources” has the meaning given to it by the FSA (or such other successor governmental authorities in the United Kingdom) from time to time.

“Innovative Tier 1 Capital” shall have the meaning given to it by the FSA (or such other successor governmental authority in the United Kingdom) from time to time.

“Junior Securities” means the Issuer’s ordinary shares and any other securities or instruments issued by the Issuer or any Affiliate of the Issuer ranking or expressed to rank junior to the Debt Securities either issued directly by the Issuer or, where issued by an Affiliate of the Issuer, where the securities or instruments benefit from a guarantee or support agreement entered into by the Issuer which ranks or is expressed to rank junior to the Debt Securities. As of June 17, 2010, there are no outstanding Junior Securities other than the Issuer’s ordinary shares.

“Liabilities” means the total amount of the non-consolidated gross liabilities as shown by the Issuer’s latest published audited balance sheet, but adjusted, for contingencies and subsequent events, and to such extent as the person or persons giving the Solvency Condition Report may determine.

“Market Disruption Event” means (i) the occurrence or existence of any material suspension of, or limitation imposed on trading or on settlement procedures for, transactions in the Issuer’s ordinary shares or Qualifying Alternative Securities, as the case may be, through the London Stock Exchange (or other national securities exchange or designated offshore securities market constituting the principal trading market for the Issuer’s ordinary shares or Qualifying Alternative Securities); or (ii) in the Issuer’s reasonable opinion there has been a substantial deterioration in the price and/or value of the Issuer’s ordinary shares or Qualifying Alternative Securities, or circumstances are such as to prevent or to a material extent restrict the issue or delivery of ordinary shares or Qualifying Alternative Securities, as the case may be, to be issued in accordance with the Alternative Coupon Satisfaction Mechanism; or (iii) where monies are required to be converted from one currency upon issue of the ACSM Securities into another currency for payment of Deferred Coupon Payments, the occurrence of any event that makes it impracticable to effect such conversion.

“Non-Innovative Tier 1 Capital” means Tier 1 Capital which does not comprise Innovative Tier 1 Capital.

“Officer’s Certificate” means a certificate signed by an Authorized Officer and delivered to the Trustee.

“Parity Guarantees” means the guarantees provided by the Issuer in respect of (i) the 8.03% Non-cumulative Step-up Perpetual Preferred Securities issued by HSBC Capital Funding (Euro 1) LP, (ii) the 9.547% (Series 1) and the 10.176% (Series 2) Non-cumulative Step-up Perpetual Preferred Securities issued by HSBC Capital Funding (Dollar 1) LP, (iii) the 4.61% Non-cumulative Step-up Perpetual Preferred Securities issued by HSBC Capital Funding (Dollar 2) LP, (iv) the 5.3687% Non-cumulative Step-up Perpetual Preferred Securities issued by HSBC Capital Funding (Euro 2) LP, and (v) the 5.13% Non-cumulative Step-up Perpetual Preferred Securities issued by HSBC Capital Funding (Euro 3) LP.

“Parity Securities” means any of the Issuer’s securities, instruments or other obligations (including any guarantees or similar support undertakings provided by the Issuer in respect of such securities or instruments) that constitute the Issuer’s Tier 1 Capital on a consolidated basis and are not expressed to rank senior or junior to the Debt Securities.

“Qualifying Alternative Securities” means securities or instruments issued by the Issuer which comply with the requirements for Tier 1 Capital and qualify for at least the same stage of capital as the Debt Securities.

“Qualifying Securities” means securities or instruments issued or guaranteed by the Issuer that comply with the following requirements: (i) such securities or instruments have the same material terms as the terms of the Debt Securities; (ii) such securities or instruments are listed on the New York Stock Exchange; (iii) at the time of issue, payments made by the Issuer in respect of such Qualifying Tier 1 Securities can be made free from any withholding tax imposed by any taxing or other authority (whether within or outside the United Kingdom) competent to impose, administer or collect any such tax; (iv) such securities or instruments will comply with the then current requirements of the FSA in relation to Capital Resources; and (v) such securities or instruments will preserve any existing rights under this description to any Deferred Coupon Payment or any other accrued interest which has not been satisfied, except that such securities need not include the Alternative Coupon Satisfaction Mechanism (or a similar provision).

Notwithstanding anything to the contrary set forth above, the Qualifying Securities may be issued with terms more favorable to the Holders thereof than the terms of the Debt Securities.

 “Senior Creditors” means the Issuer’s creditors (a) who are its unsubordinated creditors, (b) whose claims are, or are expressed to be, subordinated (whether only in the event of the Issuer’s winding up or administration or otherwise) to the claims of the Issuer’s depositors and other unsubordinated creditors but not further or otherwise, or (c) whose claims are, or are expressed to be, subordinated to the claims of the Issuer’s other creditors, whether subordinated or unsubordinated, other than those whose claims rank, or are expressed to rank, pari passu with, or junior to, the claims of the Holders of Debt Securities.

“Solvent” means, in relation to the Issuer, that the Issuer (a) is able to pay its debts as they fall due, and (b) the Issuer’s Assets exceed the Issuer’s Liabilities (other than the Issuer’s Liabilities to persons in respect of the Subordinated Indebtedness).

“Subordinated Indebtedness” means any of the Issuer’s liabilities however arising for the payment of money, the right to payment of which by the Issuer by the terms thereof is, or is expressed to be, subordinated in the event of the Issuer’s winding up to the claims of all or any of the Issuer’s creditors.

“Tier 1 Capital” has the meaning given to it by the FSA (or such other successor governmental authority in the United Kingdom) from time to time.

SCHEDULE A
EXCHANGES FOR DEFINITIVE DEBT SECURITIES

The following exchanges of parts of this Permanent Global Security for Definitive Debt Securities have been made:

Date Made	Principal amount exchanged for Definitive Debt Securities	Remaining principal amount following such exchange